EXHIBIT 99.1

Contact:	Jon Faulkner
Chief Financial Officer
706-876-5814
jon.faulkner@dixiegroup.com

THE DIXIE GROUP ACQUIRES ASSETS OF BURTCO ENTERPRISES, INC.

CHATTANOOGA, Tenn. (September 24, 2014) - The Dixie Group, Inc. (NASDAQ:DXYN) today announced that it has acquired substantially all of the assets of Burtco Enterprises, Inc., a provider of Tapistron CYP soft floorcovering and other related carpet products serving the hospitality marketplace. The Dixie Group is hiring substantially all of the employees of Burtco, including its operations, sales and marketing staffs and will continue to operate its tufting facility in Chickamauga, Georgia. The operations will continue to be led by Elizabeth Moore, previously CEO of Burtco.

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, Masland Contract and Avant brands.